                                                                    Exhibit 99.0

                       DiVall Insured Income Fund, L.P.
                                QUARTERLY NEWS


================================================================================
A publication of The Provo Group, Inc.                       SECOND QUARTER 1998


Partnership Governance Continues at "20th" Advisory Board Meeting
Kansas City, Missouri
July 28, 1998

On July 28, 1998, the Advisory Board met with management in Kansas City for its "20th" meeting since early 1993, when the Board was first established by The Provo Group. The concept, although unique to the limited partnership industry, has proven to be invaluable to investors.

The Board is currently comprised of representatives from both the investor and broker communities who have not only a substantial financial interest in one or more of the partnerships, but also a strong personal interest in providing a level of governance for these partnerships that were mismanaged by the former general partners.

This latest meeting, updating the status of the Second Quarter 1998, provided the Board with the comfort and knowledge that management's efforts at stabilizing operations to a "normal" level of performance were, once again, visibly apparent. In addition, it was determined that management's focus was clearly working toward the most favorable outcome for the limited partners' investments in the partnerships.

Although the Board members' roles are strictly "advisory", their comments are very important and respected by management to be representative of what's best for all limited partners.

                       --------------------------------

                             OTHER NEWS INSIDE...

 .    Portion of Liquidation Costs Pre-Paid.........Distribution Highlights, pg 2

 .    Higher Rent for Popeye's..........................Property Highlights, pg 3

Page 2                                DiVall 1                            2 Q 98


                         =============================

                            DISTRIBUTION HIGHLIGHTS


 .    5.2% (approx.) annualized return from operations and other sources based on
     $23,000,000 ("net" remaining initial investment).

 .    $300,000 "total" amount distributed for the Second Quarter 1998 which was
     $80,000 less than budgeted.

 .    The lower than projected distribution is primarily due to the early payment of various costs associated with the liquidation of the partnership. It should be noted that incurring these costs now eliminates some of the obstacles to a timely closing in the future.

 .    $12.00 per unit (approx.) for the Second Quarter 1998 from both cash flow from operations and investing activities.

 .    $921.00 to $818.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (March 1988), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

               (Original units were purchased for $1,000/unit.)

                 ============================================

                 STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS


 .    9% increase in "total" operating revenues from projections.

 .    22% increase in "total" expenses from projections.

 .    2% increase in net income from projections.

 .    $37,000 unbudgeted rental income was received during the quarter. The
     "multiple" Popeye's (Chicago, IL) anticipated decreased rent did not occur and the lease for Denny's (Beaver Dam, WI) was expected to be terminated that did not occur.

 .    Environmental surveys in the amount of $36,000 were performed on all the properties in connection with the proposed liquidation of the partnership.

 .    $15,000 budgeted tenant defaults did not occur during the quarter.

Page 2                                DiVall 1                            2 Q 98


                         =============================

                              PROPERTY HIGHLIGHTS

                                   VACANCIES
                                   ---------

      .  Denny's (Beaver Dam, WI) was vacant at June 30, 1998. Management continues to work with the tenant to relet this property.
            (NOTE: This tenant continues to make rental payments.)

                               RENTS RECEIVABLE
                               ----------------

     .  BJ's Market (Chicago, IL) was $7,000 delinquent at June 30, 1998.

 . Denny's (Beaver Dam) was $1,500 delinquent at June 30, 1998. As noted above, this property is vacant, however, monthly payments are being received.

                            OTHER PROPERTY MATTERS
                            ----------------------

 .  THG Restaurant Group assumed the leases of the multiple POPEYE'S restaurants located in Chicago, Illinois. The new lease terms resulted in higher than anticipated rent with extended terms, while maintaining
                             favorable rent terms.


                        ===============================

                               RETURN OF CAPITAL

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the periods ended December 31, 1986 through June 30, 1998.



===========================================================================================================

                                                                           DISTRIBUTION         CAPITAL
                                                                           ------------         -------
                                                                             ANALYSIS           BALANCE
                                                                             --------           -------
     Original Capital Balance                                                        -       $ 25,000,000
     Cash Flow From Operations Since Inception                            $ 19,946,291                  -
     Total Distributions Since Inception                                   (21,901,740)                 -
                                                                           -----------

     (Return) of Capital                                                   ($1,955,449)        (1,955,449)
                                                                           ===========       ------------
     "NET" REMAINING INITIAL INVESTMENT
        by ORIGINAL PARTNERS                                                         -       $ 23,044,551
                                                                                             ============

===========================================================================================================

   (NOTE: For a more individualized discussion of return of capital contact
                             Investor Relations.)

Page 4                               DiVall 1                             2 Q 98


                          ===========================

                              QUESTIONS & ANSWERS


1.   What is the status of the dissolution of the Partnership?

     . Once the favorable consents were received by the majority of the limited partners to liquidate the properties and dissolve the Partnership, management immediately began marketing the portfolio for sale.

          The next phase was the "sealed" bid process which we are currently unable to discuss in any detail, due to the mutual confidentiality agreements that were signed with potential bidders. At this time, we do not have any information to report to you regarding the final outcome of the bidding process.

          We will communicate further information surrounding the dissolution when appropriate under the terms of the confidentiality agreements or allowable based on the critical covenants and dates per the applicable sales contracts.

2.   When can I expect my next distribution mailing?

     . Your distribution correspondence for the Third Quarter of 1998 is scheduled to be mailed on November 13, 1998.


                                     * * *

For questions or additional information, please contact Investor Relations at:
                       1-800-547-7686 or 1-816-421-7444

               All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.

                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105

                              (FAX 816-221-2130)

                               www.tpgdivall.com

--------------------------------------------------------------------------------
                        DIVALL INSURED INCOME FUND L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------

                                                                        PROJECTED         ACTUAL      VARIANCE
                                                                     --------------------------------------------
                                                                           2ND            2ND           CASH
                                                                         QUARTER         QUARTER       BETTER
                                                                         6/30/98         6/30/98       (WORSE)
OPERATING REVENUES                                                     ----------      ----------    ----------
  Rental income                                                          $472,868        $510,297       $37,429
  Direct financing interest                                                 1,481           1,481             0
  Interest income                                                          10,950           8,573        (2,377)
  Other income                                                                  0           9,465         9,465
                                                                       ----------      ----------    ----------
TOTAL OPERATING REVENUES                                                 $485,299        $529,816       $44,517
                                                                       ----------      ----------    ----------

OPERATING EXPENSES
  Insurance                                                                $4,296          $3,723          $573
  Management fees                                                          24,225          23,895           330
  Overhead allowance                                                        1,953           1,927            26
  Advisory Board                                                            3,320           3,835          (515)
  Administrative                                                           20,354          26,688        (6,334)
  Professional services                                                     5,120          10,056        (4,936)
  Environmental inspections                                                     0          36,300       (36,300)
  Auditing                                                                 10,755          10,755             0
  Legal                                                                     7,500          14,496        (6,996)
  Defaulted tenants                                                        13,249          (1,878)       15,127
                                                                       ----------      ----------    ----------
TOTAL OPERATING EXPENSES                                                  $90,772        $129,797      ($39,025)
                                                                       ----------      ----------    ----------
INTEREST EXPENSE                                                           $4,712          $4,362          $350
                                                                       ----------      ----------    ----------
INVESTIGATION AND RESTORATION EXPENSES                                       $150            $222          ($72)
                                                                       ----------      ----------    ----------
NON-OPERATING EXPENSES
  Depreciation                                                            $87,591         $87,591            $0
  Amortization                                                              2,031           3,184        (1,153)
                                                                       ----------      ----------    ----------
TOTAL NON-OPERATING EXPENSES                                              $89,622         $90,775       ($1,153)
                                                                       ----------      ----------    ----------
TOTAL EXPENSES                                                           $185,256        $225,156      ($39,900)
                                                                       ----------      ----------    ----------
NET INCOME                                                               $300,043        $304,660        $4,617


OPERATING CASH RECONCILIATION:                                                                        VARIANCE
                                                                                                     ----------
  Depreciation and amortization                                            89,622          90,775         1,153
  (Increase) Decrease in current assets                                    31,102         (52,140)      (83,242)
  Increase (Decrease) in current liabilities                               10,659         (20,769)      (31,428)
  G.P. distribution                                                        (1,200)         (1,219)          (19)
  Cash reserved for payables                                              (10,659)         20,000        30,659
  Advance from (to) future cash flows for currect distributions           (31,500)        (31,500)            0
                                                                       ----------      ----------    ----------
 Net Cash Provided From Operating Activities                             $388,067        $309,807      ($78,260)
                                                                       ----------      ----------    ----------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Principal received on equipment leases                                    7,985           8,523           538
  Decrease in mortgage notes payable                                      (13,668)        (14,017)         (349)
                                                                       ----------      ----------    ----------
 Net Cash Provided from (Used In)
  Investing and Financing Activities                                      ($5,683)        ($5,494)         $189
                                                                       ----------      ----------    ----------

  Total Cash Flow For Quarter                                            $382,384        $304,313      ($78,071)

  Cash Balance Beginning of Period                                        547,989         776,192       228,203
  Less 1st quarter distributions paid 5/98                               (380,000)       (435,000)      (55,000)
  Less cash reserved above for payables and future distributions           42,159          11,500       (30,659)
                                                                       ----------      ----------    ----------
  Cash Balance End of Period                                             $592,532        $657,005       $64,473


  Cash reserved for 2nd quarter L.P. distributions                       (380,000)       (300,000)       80,000
  Cash reserved for payment of payables and future distributions         (168,659)       (203,000)      (34,341)
                                                                       ----------      ----------    ----------
  Unrestricted Cash Balance End of Period                                 $43,873        $154,005      $110,132
                                                                       ==========      ==========    ==========

-----------------------------------------------------------------------------------------------------------------
                                                                        PROJECTED         ACTUAL       VARIANCE
-----------------------------------------------------------------------------------------------------------------
* Quarterly Distribution                                                 $380,000        $300,000      ($80,000)
  Mailing Date                                                            8/15/98       (enclosed)            -

* Refer to distribution letter for detail of quarterly distribution.

[LOGO OF THE PROVO GROUP APPEARS HERE]

PROJECTIONS FOR DISCUSSION PURPOSES

                                       ----------------------------------------
  DIVALL INSURED INCOME FUND L.P.      ORIGINAL EQUITY              $25,000,000
      1998 PROPERTY SUMMARY            NET DISTRIBUTION OF CAPITAL
  ALL RELATED ESTIMATED RECEIPTS        SINCE INCEPTION             $ 1,955,449
                                                                    -----------
                                       CURRENT EQUITY               $23,044,551
                                                                    -----------
                                       ----------------------------------------

PORTFOLIO

                              -------------------------   --------------------------------- --------------------------  -----------
                                      REAL ESTATE                      EQUIPMENT                       TOTALS            TOTAL % ON
                              -------------------------   --------------------------------- ---------------------------  23,044,551
----------------------------             BASE      %         LEASE          LEASE*     % *                                 EQUITY
CONCEPT      LOCATION          COST      RENT    YIELD    EXPIRATION COST  RECEIPTS  RETURN  INVESTED   RECEIPTS* RETURN*   RAISE
---------------------------- --------------------------   --------------------------------- ----------------------------- ----------
RIO BRAVO    GRAND FORKS, ND   984,801   100,000  10.15%                                        984,801   100,000  10.15%
CHI CHI'S    EAU CLAIRE, WI  1,042,730   136,260  13.07%                                      1,042,730   136,260  13.07%

DENNY'S **   GLENDALE, AZ    1,105,926    90,000   8.14%             68,744       0   0.00%   1,174,670    90,000   7.66%
DENNY'S      SCOTTSDALE, AZ  1,051,157    90,000   8.56%             40,553       0   0.00%   1,091,710    90,000   8.24%
DENNY'S      MESA, AZ        1,028,036    65,000   6.32%             39,218       0   0.00%   1,067,254    65,000   6.09%
DENNY'S **   PEORIA, AZ      1,105,926    90,000   8.14%             58,781       0   0.00%   1,164,707    90,000   7.73%
BW-III       HOPKINS, MN       795,050    66,000   8.30%  1/15/2000 190,000  37,860  19.93%     985,050   103,860  10.54%
DENNY'S      BEAVER DAM, WI    659,299    66,000  10.01%  3/31/2000 190,000  37,860  19.93%     849,299   103,860  12.23%

FAZOLI'S     DES MOINES, IA    565,476    45,500   8.05%             39,600       0   0.00%     605,076    45,500   7.52%

HARDEE'S     FOND DU LAC, WI 1,026,931    72,000   7.01%                                      1,026,931    72,000   7.01%

POPEYE'S     CHICAGO, IL       473,968    65,652  13.85%                                        473,968    65,652  13.85%
POPEYE'S     CHICAGO, IL       610,893    84,612  13.85%                                        610,893    84,612  13.85%
POPEYE'S     CHICAGO, IL       484,501    67,152  13.86%                                        484,501    67,152  13.86%
POPEYE'S     CHICAGO, IL       610,893    84,612  13.85%                                        610,893    84,612  13.85%
POPEYE'S     CHICAGO, IL       437,105    60,540  13.85%                                        437,105    60,540  13.85%
POPEYE'S     CHICAGO, IL       631,958    87,480  13.84%                                        631,958    87,480  13.84%
POPEYE'S     CHICAGO, IL       579,295    80,304  13.86%                                        579,295    80,304  13.86%

BJ's MARKET  CHICAGO, IL       905,807    60,000   6.62%                                        905,807    60,000   6.62%

TACO CABANA  ARLINGTON, TX   1,474,569   132,000   8.95%                                      1,474,569   132,000   8.95%
TACO CABANA  DALLAS, TX      1,369,243   132,000   9.64%                                      1,369,243   132,000   9.64%
TACO CABANA  DALLAS, TX      1,257,596   132,000  10.50%                                      1,257,596   132,000  10.50%
TACO CABANA  DALLAS, TX      1,308,153   132,000  10.09%                                      1,308,153   132,000  10.09%
---------------------------- --------------------------   --------------------------------- ---------------------------- ----------
---------------------------- --------------------------   --------------------------------- ---------------------------- ----------
PORTFOLIO TOTALS
  (22 Properties)           19,509,313 1,939,112   9.94%            626,896  75,720  12.08%  20,136,209 2,014,832  10.01%    8.74%
---------------------------- --------------------------   --------------------------------- ---------------------------- ----------

OUTSTANDING DEBT

                             --------------------------   --------------------------------- -------------------
                              AMOUNT   ANNUAL   CURRENT         AMOUNT   ANNUAL    CURRENT    AMOUNT   ANNUAL
----------------------------   OWED     DEBT   INTEREST          OWED     DEBT    INTEREST     OWED     DEBT
MORTGAGED PROPERTIES         3/31/98  SERVICE    RATE           3/31/98  SERVICE    RATE     3/31/98  SERVICE
---------------------------- --------------------------   --------------------------------- --------------------
---------------------------- --------------------------   --------------------------------- --------------------
DENNY'S     BEAVER DAM, WI     207,935    73,517   8.50%                                       207,935    73,517
---------------------------- --------------------------   --------------------------------- --------------------

---------------------------- --------------------------   --------------------------------- --------------------
TOTALS                         207,935    73,517      -                   0       0     -      207,935    73,517
---------------------------- --------------------------   --------------------------------- --------------------

NET AFTER DEBT              19,301,378 1,865,595   9.67%            626,896  75,720 12.08%  19,928,274 1,941,315    9.74%    8.42%
---------------------------- --------------------------   --------------------------------- ----------------------------- -------

*  A portion of the amounts disclosed include a return of principal.
** Rent is based on 12.5% of monthly sales. Rent projected for 1998 is based on 1997 sales levels.